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                                                                    Exhibit 99.7

[Letterhead of A.G. Edwards & Sons, Inc.]

                                      CONSENT

                               November 14, 1997

Special Committee of the Board of Directors and The Board of Directors
Wausau Paper Mills Company
One Clark's Island
Wausau, Wisconsin 54401-1408

Gentlemen:

          We hereby consent to the use of our opinion letter dated November 14, 1997 to the Board of Directors of Wausau Paper Mills Company ("Wausau") and the Special Committee of the Board of Directors of Wausau, included as Appendix B to the Joint Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of WPM Holdings, Inc., a Wisconsin corporation and a wholly owned subsidiary of Wausau, with and into Mosinee Paper Corporation, a Wisconsin corporation, and to the references to such opinion in such Joint Proxy Statement-Prospectus. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement, within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             A.G. EDWARDS & SONS, INC.

                                             By /s/ Douglas E. Reynolds
                                                -------------------------
                                                Douglas E. Reynolds
                                                Managing Director